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                                                                    EXHIBIT 23.1






We consent to the references to our firm under the captions "Experts" and "Selected Financial Data" and to the use of our report dated July 25, 1997, in
the Registration Statement (Form S-1 No. 333-     ) and related Prospectus of
American Italian Pasta Company for the registration of          shares of its
common stock.



                                                Ernst & Young LLP


Kansas City, Missouri



______________________________________________________________________________

The foregoing consent is in the form that will be signed upon the completion of the recapitalization and restatement of capital accounts and the calculation of earnings per share amounts as described in Note 12 to the financial statements.


                                                /s/ Ernst & Young LLP



Kansas City, Missouri
August 4, 1997